Exhibit 10.2

LICENSE AGREEMENT
(the “Agreement”)

          THIS AGREEMENT, is entered into this 10th day of November, 2011, by and between MabCure Inc., a Nevada corporation with a principal place of business at 760 Parkside Avenue, Brooklyn, NY (“MabCure”), and Biotech Investment Corp., a Nevada corporation with a principal place of business at Sharabi Street No. 6, Tel Aviv, 65147 Israel (“NewCo”).

          WHEREAS, MabCure is the owner of certain assets and all intellectual rights in and to (a) certain hybridoma clones producing antibodies against prostate cancer (the “MabCure Hybridomas”), and (b) certain developed anti-PROSCA monoclonal antibodies against prostate cancer (the “Licensed Products”, and together with the “MabCure Hybridomas”, the “Technology”); and

          WHEREAS, NewCo is interested in obtaining from MabCure an exclusive, worldwide license to the MabCure Hybridomas and to the Licensed Products for use in the field of diagnosis, imaging, and therapy of prostate cancer (the “Licensed Field”);

          NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.      The License

          1.1      Grant of License. Subject to the terms and conditions of this Agreement, MabCure hereby grants NewCo within the Licensed Field an exclusive, worldwide, transferable, royalty-bearing license to conduct (whether directly or indirectly) research, development, and commercialization efforts relating to (a) the use of MabCure Hybridomas solely in relation to the production of Licensed Products; and (b) the Licensed Products (the “License”).

          1.2      Right to Sub-License. Subject to Section 2.2 below, the License includes the right to grant sublicenses to distributors and resellers to market and sell the Licensed Products solely for use in the Licensed Field, subject to all such sub-licensees complying with the terms and conditions of the License, including all restrictions thereto. No other sub-licenses are allowed. The sub-licensees shall not have a right to sub-license the Licensed Products. Licensee shall, within ten (10) days of granting any sublicense, notify MabCure of the grant of such sublicense and the material terms of such sublicense agreements. Each such sublicense agreement shall be consistent with the terms and conditions of this Agreement.

          1.3      Reservation of Rights. The License granted herein is subject to an express reservation of rights by MabCure to make, have made, use, sell and distribute products outside the Licensed Field. In addition, for the avoidance of any doubt, MabCure shall retain the right to use the Technology in non-commercial research and development projects within the Licensed Field. If, during the term of this Agreement, MabCure obtains (whether via its own research and development efforts, via acquisition, via license or otherwise) improvements to the Technology or other technologies that could be useful to NewCo in its exercise of the License (collectively, “MabCure Improvements”), MabCure shall promptly provide notice to NewCo that it has obtained MabCure Improvements, and thereafter the MabCure Improvements shall form part of the Technology licensed hereunder.

2.      Intellectual Property

          2.1      Ownership by MabCure. The MabCure Hybridomas and the Licensed Products are proprietary and confidential to MabCure, and MabCure shall retain all right, title, and interest in and to all intellectual property rights in the MabCure Hybridomas and the Licensed Products, subject only to the rights and licenses expressly granted by MabCure hereunder.

          2.2      Restrictions. NewCo shall not use in any manner whatsoever the MabCure Hyrbridomas or the Licensed Products other than in accordance with the License. NewCo shall not transfer, sell, convey, or make any disposition (including by lease, license, exchange, or pledge) of the MabCure Hybridomas without the express prior written consent of MabCure, which consent shall not be unreasonably withheld if NewCo proposes to transfer the MabCure Hybridomas as part of its sub-licensing agreement with a strategic distributor or reseller.

          2.3      Improvements to the Licensed Products. Without derogating from the ownership rights which MabCure holds in the Licensed Products, all right, title, and interest to all modifications, enhancements, and improvements to the Licensed Products created or developed by NewCo, or on behalf of NewCo by MabCure or any third party under contract with NewCo, (the “NewCo Improvements”), shall be owned by NewCo.

          Upon NewCo’s acquisition of NewCo Improvements (howsoever acquired) NewCo shall promptly provide notice to MabCure of the nature of the improvement. In the event that MabCure provides a notice to NewCo that it is interested in the NewCo Improvements within one (1) month of the aforementioned notice, the parties shall use reasonable commercial efforts to negotiate a license agreement between them that would: (a) permit MabCure the right to use NewCo Improvements outside of the Licensed Field; and (b) require NewCo to restrict its use of NewCo Improvements to the Licensed Field. To the extent that such a license is not concluded and executed by the parties within five (5) months of MabCure’s provision of notice to NewCo under this paragraph, NewCo shall not be restricted in any way from using, commercializing or otherwise divesting itself of the NewCo Improvements.

3.      Obligations of the parties

          3.1      Provision of Clones. Upon request by NewCo, MabCure shall provide NewCo with the ten proprietary MabCure Hybridomas producing anti-PROSCA-Mabs listed in Annex A attached hereto, solely to enable NewCo to produce the Licensed Products (the “Clones”). In the event that one or more Clones, listed in Annex A attached hereto, does not produce the anti-PROSCA-Mabs, then upon notice by NewCo, MabCure shall replace such non-producing Clones at no cost to NewCo. In addition, upon request, MabCure shall provide NewCo with any existing pre-clinical data and all know-how relating to the use and application of the Technology in conjunction with prostate cancer. MabCure does not provide any assurance, however, that these MabCure Hybridomas will produce a commercializable product. In addition, MabCure will assist NewCo, upon request, in the future provision or production of new or additional MabCure Hybridomas, if necessary. All such support shall be paid for at rates and pursuant to terms to be agreed upon by the parties in accordance with the terms of Section 4.4 below. The delivery of new Clones or related services will be the subject of a separate agreement between the parties.

          3.2      Commercial Diligence. NewCo will use commercially reasonable best efforts to diligently develop, validate, and market and/or sublicense the Licensed Products to a third party which has the capability to market and sell the Licensed Products to end-users.

          3.3      Development by MabCure. NewCo, at its discretion, will decide whether to contract with MabCure for the development of a PROSCA Diagnostic Assay based on or embodying the Licensed Products. To facilitate that decision, MabCure will provide NewCo with an estimated 12-month budget for such development work, within thirty (30) days of the Effective Date.

          3.4      Meetings. MabCure and NewCo shall meet on a quarterly basis to discuss NewCo’s progress, the strategic relationship, and other matters relating to this Agreement. These meetings can be held in person, by conference call or videoconference.

          3.5      Use of Proceeds. With respect to the License Fee (described in Section 4.1, below) MabCure agrees that it will only use and apply the funds as follows:

                    (a) $350,000 thereof shall be used to pay for operating costs and expenses to enable MabCure to conduct clinical trials and research and development relating to ovarian cancer; and

                    (b) $150,000 thereof shall be used for the payment of MabCure’s existing indebtedness to the exclusion of payment or settlement of pre-existing claims by former employees, former consultants or former professional service providers.

                    MabCure agrees to make available to NewCo such supporting documentation as NewCo may reasonably request from time-to-time to confirm MabCure’s compliance with its obligations under this Section 3.5.

4.      License Fee and Royalties

          4.1      License Fee. Concurrently with the signing of this Agreement, NewCo shall pay MabCure a one-time license fee in the amount of five hundred thousand U.S. dollars (US$500,000) (the “License Fee”).

          4.2      Royalties. NewCo shall pay MabCure a royalty on the sale or sub-licensing of any Licensed Products and/or products based on or embodying the Licensed Products, in an amount equal to 12.5% of any and all amounts received, including without limitation (i) upfront and milestone payments, (ii) running royalties, and (iii) fees for critical raw materials (including hybridoma cells for antibody production (subject to MabCure’s consent pursuant to Section 2.2 above), anti-PROSCA-Mabs, and PROSCA antigens).

          4.3      Royalty Reports and Payment. On or before the 20th day of each January, May and September during the term, NewCo shall deliver to MabCure the following:

                    (a)      A royalty report setting forth for the preceding four months (a) the identity and quantity of any Licensed Products manufactured, distributed, sub-licensed, sold, or provided during such four month period, (b) NewCo’s gross revenues realized from sale and sub-licensing activities during such four month period, and (c) the royalties due to MabCure, (the “Royalty Report”). The Royalty Report shall include an itemization (i) of all units of Licensed Products, critical raw materials, and products based on or embodying the Licensed Products manufactured, distributed, sub-licensed, sold, and/or provided, whether by NewCo or by its sub-licensees, and whether or not NewCo has in fact received any payment for such provision/use and whether or not royalties are due for such provision/use, and (ii) of all sub-licensing fees and payments received; and

                    (b)      Payment in full of all amounts due to MabCure under this Agreement for the preceding four month period. Each royalty payment shall be payable in United States currency and shall be remitted by wire transfer to MabCure.

          4.4      Development Services. If NewCo requests that MabCure provide development and/or support services in connection with the further development of Licensed Products for use in the Licensed Field, then all such support shall be paid for at rates and pursuant to terms to be agreed upon by the parties.

          4.5      Taxes. Each party shall be responsible for paying any applicable sales tax, value added tax, gross receipts tax, excise tax, or any similar tax which it is required by law to pay, including taxes imposed on any payments to MabCure under this Agreement. Subject to the foregoing, NewCo shall be entitled to withhold from any amounts payable to MabCure hereunder any amount required by the tax legislation of any governmental authority, and to remit said amounts to the relevant governmental authority (if any). NewCo will provide MabCure with such information and documentation concerning taxes withheld and the payments made by NewCo under this Agreement as is reasonably requested by MabCure for the purpose of completing any filings required to be made by MabCure with the relevant governmental authority.

          4.6      Late Payment. Any amounts payable by NewCo hereunder which remain unpaid after the due date shall be subject to a late charge equal to one and one-half percent (1.5%) per month from the due date until such amount is paid.

5.      Affirmative Covenants of NewCo

          5.1      Share Issuance. Concurrently with the establishment of NewCo, NewCo shall issue MabCure such number of shares in NewCo that constitute 15% of the share capital of NewCo on a fully-diluted basis, which percentage shall not be diluted by the Initial Financing (as defined in Section 5.2 below).

          5.2      Initial Financing. NewCo shall make commercially reasonable best efforts to raise initial financing of US$1,000,000 for the development of the Licensed Products (the “Initial Financing”) within twelve (12) months of the signing of this Agreement.

          5.3      Anti-Dilution. MabCure’s shareholding in Newco shall not be diluted by the Initial Financing. Until NewCo has raised the full amount of the Initial Financing, upon each issuance by NewCo of any additional securities of any kind, whether or not for consideration, NewCo shall issue to MabCure, concurrently with such issuance, additional shares of NewCo at their nominal value such that MabCure’s shareholding in NewCo shall remain at 15% of the issued and outstanding shares of NewCo on a fully diluted basis. This provision shall not apply once the Initial Financing has been raised.

          5.4      Significant Transactions. As long as this Agreement is in effect, the following actions with respect to NewCo ("Significant Transactions") will require the written consent of MabCure: any amendment to the certificate of incorporation (“COI”) or by-laws of NewCo that would adversely affect the rights of MabCure as set forth in this Article 5.

          5.5      Pre-emptive Right. During the term of this Agreement, so long as MabCure holds at least 5% of the outstanding share capital of NewCo, MabCure shall be entitled to a pre-emptive right to purchase its pro rata share in NewCo with respect to future issuances by NewCo of any new securities, on the terms and conditions of Annex B attached hereto. However, this section shall not pertain to the Initial Financing.

          5.6      Restrictions on Securities. MabCure acknowledges and agrees:

                     (a)      none of shares of common stock of NewCo to be issued to MabCure pursuant to this Agreement (“NewCo Shares”) have been registered under the Securities Act of 1933 or the securities laws of any state of the United States, that such NewCo Shares may not be offered or sold, directly or indirectly, in the United States unless registered in accordance with federal securities laws and all applicable state securities laws or exemptions from such registration requirements are available; and NewCo has no obligation or present intention of filing a registration statement or prospectus under the Securities Act of 1933, any state securities laws or any other applicable securities laws in respect of any of the NewCo Shares;

                    (b)      the NewCo Shares will be subject to certain resale restrictions imposed under applicable securities laws and the rules of regulatory bodies having jurisdiction, and MabCure agrees to comply with such restrictions;

                    (c)      it has been advised to consult its own legal advisors with respect to applicable resale and transfer restrictions, that it is solely responsible for complying with such restrictions;

                    (d)      the certificates representing the NewCo Shares issued to MabCure hereunder will be endorsed with the legends contemplated by the MabCure Representation Letter in the form attached as Annex C, or such other terms as may be necessary dependent upon applicable securities laws, as NewCo shall advise MabCure from time-to-time; and

                    (e)      NewCo will make a notation on its records or give instructions to the transfer agent of the NewCo Shares, if any, in order to implement the restrictions on transfer set out in applicable securities laws.

Additionally, MabCure shall complete and execute the MabCure Representation Letter in the form attached as Annex C (or such other letter as may be reasonably necessary, dependent upon applicable securities laws, as NewCo shall advise MabCure from time-to-time) and, upon execution and delivery by MabCure, the MabCure Representation Letter (or other letter, as the case may be) shall be incorporated into and form part of this Agreement.

          5.7      Restriction on Sale and Right of First Refusal. MabCure and its representatives, successors and assigns, shall not sell or transfer all or any portion of the shares of Newco held by them for a period of two (2) years from the date hereof unless such sale is to Newco. Thereafter, MabCure and its representatives, successors and assigns shall not sell or transfer all or any portion of the shares of Newco held by them unless:

                    (a)      MabCure delivers a written notice to Newco, stating the price, terms, and conditions of the proposed sale or transfer of the shares to be sold (“Shares for Sale”) or transferred, and the identity of the proposed transferee ("Seller's Notice"). Within 30 days after receipt of the Seller's Notice, Newco shall have the right to purchase all or any portion of the Shares so offered at the price and on the terms and conditions stated in the Seller's Notice.

                    (b)      If none or only a part of the Shares for Sale are purchased by Newco upon the expiry of the 30 days after receipt of the Seller’s Notice, then MabCure may dispose of the remaining Shares for Sale to any person or persons but only within a period of 90 days from the date of the Seller's Notice. However, MabCure shall not sell or transfer any of the Shares for Sale at a lower price or on terms more favorable to the purchaser or transferee than those specified in the Seller's Notice. After the 90 day period, the procedure for first offering to Newco shall again apply.

6.       Right of First Refusal (License).

          MabCure hereby grants NewCo a right of first refusal to obtain a license to MabCure’s (a) certain hybridoma clones producing antibodies against Melanoma; and (b) certain developed antibodies against Melanoma (the “Mela Products”) Before licensing the Mela Products to any third party (whether at the behest of the third party or on the initiative of MabCure), MabCure shall first offer NewCo the option to obtain such a license based on the same commercial terms being offered to such third party. In the event that NewCo does not consent to the terms and conditions presented by MabCure within a period of fourteen (14) days of presentation by MabCure, then within sixty (60) days thereof MabCure may freely provide such third party with a license to the Mela Products on commercial terms no less favourable to MabCure. This right of first refusal shall not apply if the third party is a pharmaceutical or diagnostic company whose minimum annual revenue for the last fiscal year preceding that in which the license is proposed is in excess of USD one million dollars ($1,000,000).

7.      Regulatory Matters

          7.1      Regulatory Approvals. NewCo, at its sole cost and expense, shall obtain and maintain all necessary regulatory approvals to operate its business, to perform clinical trials, and to develop, market, and sell the Licensed Products in the Licensed Field. NewCo shall be responsible for preparing and filing any and all regulatory filings and compliance documents for the registration and regulatory approval of any Licensed Products, including all supplemental submissions and all filings necessary for the marketing and sale of any Licensed Products in the applicable markets. To the extent that MabCure performs research and/or development with respect to Licensed Products, MabCure will provide all necessary documentation required for the regulatory approval thereof, at no cost to NewCo.

          7.2      Ownership of Approvals. All documentation filed with regulatory authorities shall be submitted in the name of NewCo and/or its sub-licensees. At MabCure’s request and subject to applicable laws, upon termination of this Agreement all such documentation shall be provided to MabCure and shall become MabCure’s property.

          7.3      Product Packaging and Labeling. All packaging containing any Licensed Products sold or provided by NewCo and/or its sub-licensees shall be prepared in accordance with each country’s applicable laws and regulations.

8.      Audit Rights

          Subject to NewCo’s confidentiality obligations and policies, MabCure and/or its agents may, with thirty (30) days prior written notice, audit NewCo’s records, including relevant agreements, to verify NewCo’s compliance with the provisions of this Agreement. If an audit indicates an underpayment of five percent (5%) or more of any amounts due hereunder or other non-monetary noncompliance, NewCo will promptly reimburse MabCure for the reasonable cost of the audit. Such rights will remain in effect through a period ending one year from the termination of this Agreement.

9.      Insurance

          9.1      Each party shall carry appropriate and commercially reasonable amounts of insurance adequate for the activities detailed in this Agreement, as well as sufficient levels of all legally mandated insurance, if any.

          9.2      Without derogating from the foregoing, prior to initial human testing or first commercial sale of any Licensed Products, as the case may be, in any particular country, NewCo shall establish and maintain, in each country in which NewCo, an affiliate or sub-licensees shall test or sell or provide a Licensed Products, product liability or other appropriate insurance coverage in the minimum amount of five million dollars ($5,000,000) per claim and will annually present evidence to MabCure that such coverage is being maintained. Upon MabCure’s written request, NewCo will furnish MabCure with a Certificate of Insurance of each product liability insurance policy obtained. If such product liability insurance is underwritten on a ‘claims made’ basis, NewCo agrees that any change in underwriters during the term will require the purchase of ‘prior acts’ coverage to ensure that coverage will be continuous throughout the term of this Agreement.

10.      Confidential Information

          10.1      Each party hereby acknowledges that it may be exposed to confidential and proprietary information of the other party including, without limitation, technical and scientific information (including functional and technical specifications, designs, drawings, analysis, research, processes, algorithms, methods, ideas, "know how" and the like); business information (business collaborators and clientele, sales and marketing research, materials, plans, accounting and financial information, personnel records and the like); trade secrets; and other information designated as confidential expressly or by the circumstances in which it is provided, (the “Confidential Information”). Confidential Information does not include (i) information already known or independently developed by the recipient without reference to the Confidential Information; (ii) information in the public domain through no wrongful act of the recipient, or (iii) information received by the recipient from a third party who was free to disclose it.

          10.2      With respect to the other party's Confidential Information, except as expressly contemplated herein, the recipient hereby agrees that it shall not use, commercialize or disclose such Confidential Information to any person or entity, except to its own employees having a "need to know" (and who are themselves bound by similar nondisclosure restrictions), and to such other recipients as the disclosing party may approve in writing; provided, that all such recipients shall have first executed a confidentiality agreement in a form acceptable to the owner of such information. No party may disassemble, de-compile, or reverse engineer any other party’s Confidential Information and any information obtained in violation of this provision shall be deemed Confidential Information assigned to and owned exclusively by the owner of the original material. Each party shall use at least the same degree of care in safeguarding the other party's Confidential Information as it uses in safeguarding its own confidential information. No party, nor any recipient, may alter or remove from any item or associated documentation owned or provided by any party hereunder, any proprietary, copyright, trademark, or trade secret legend.

          10.3      Each party acknowledges that the unauthorized use, commercialization or disclosure of the other party's Confidential Information would cause irreparable harm to such other party. The parties acknowledge that remedies at law may be inadequate to redress the actual or threatened unauthorized use, commercialization, or disclosure of such Confidential Information and that the foregoing restrictions may be enforced by temporary and permanent injunctive relief without necessity of posting bond. In addition, any award of injunctive relief shall include recovery of associated costs and expenses (including reasonable attorneys' fees).

          10.4      Clinical Data. MabCure shall proceed with the planned clinical study in Belgium of the Licensed Products (the “Study”), but NewCo shall own all data generated from the Study. Provided that NewCo has received and provided express written approval of the Study protocol and has received all other information about the Study which it may reasonably request, NewCo shall reimburse MabCure for the costs incurred by MabCure in connection with such study pursuant to Section 10.5 below (but shall not be subject to a separate agreement between the parties).

          10.5      New Studies. In the event MabCure conducts a clinical study at the request of NewCo, NewCo shall reimburse MabCure for the cost of such clinical study. Such arrangement shall be the subject of a separate agreement between the parties.

          10.6      Publicity. Except as required by law, neither party will issue any public announcement, or use the other party’s name, or reveal the terms of this Agreement, without the prior written consent of the other party.

          10.7      Survival. The provisions of this Section 10 ("Confidential Information") shall survive termination of this Agreement.

11.      Indemnification.

          11.1      MabCure’s Duty to Indemnify. MabCure shall defend any claim or lawsuit by a third party (a “Claim”) against NewCo to the extent such Claim alleges that the MabCure Hybridomas or the Licensed Products infringe any patent, copyright, or trademark or misappropriates a trade secret of a third party, and will indemnify NewCo against all costs, damages, losses, liabilities and expenses (including attorneys' fees and costs) (“Damages”) awarded against NewCo by a court of competent jurisdiction, or agreed to in a written settlement agreement signed by MabCure, arising out of such Claim. MabCure shall have no indemnification obligation or other liability for any Claim of infringement arising from (a) use of the MabCure Hybridomas or the Licensed Products other than in accordance with this Agreement; (b) alteration or modification of the Licensed Products, or combination of the Licensed Products with any other products, services, or materials, if the Licensed Products would not have been infringing without such alteration, modification, or combination, or (c) any third party products, services, or materials.

          11.2      Enjoinment of Use. Provided Section 1.1 of this Agreement has not been terminated, if a final judgment or administrative ruling is obtained enjoining or charging for the use of the MabCure Hybridomas and/or the Licensed Products as a result of a violation or infringement of a patent, copyright, or other proprietary right, MabCure shall, at its option and at its expense, either: (a) procure the right to continue using the MabCure Hybridomas and/or the Licensed Products (as applicable); or (b) replace or modify them so they becomes non-infringing. If none of the aforementioned options has been effected by MabCure to the reasonable satisfaction of NewCo within six (6) months of such judgment or ruling, this Agreement will be deemed to be terminated and MabCure shall refund to NewCo the License Fee paid by NewCo, within three (3) months of the deemed termination date. If MabCure fails to refund the License Fee as provided above, such failure shall provide NewCo with the option (the “Option”) to purchase all the Technology (including all Confidential Information and intellectual property rights thereto) together with all license agreements and other contractual obligations of MabCure relating in any way to the Technology (the “Related Contracts” and together with the Technology, the “Purchased Assets”), free and clear of all encumbrances from MabCure (the “Option”) which may be exercised by NewCo within ten (10) days of the three (3) month anniversary of the termination date by giving written notice (“Notice of Exercise”) to MabCure. The Purchase Price for the Purchased Assets shall be USD one hundred thousand dollars ($100,000).

Upon the exercise of the Option in accordance with the previous paragraph, a binding contract of purchase and sale between the parties will be deemed to come into existence on the terms set out below:

          (a)      the closing of the purchase and sale transaction (the “Closing”) will occur on the tenth (10th) business day after the issuance of the Notice of Exercise, or such other date that the parties may agree to in writing;

          (b)      the Purchase Price will be paid by NewCo to MabCure at the Closing by cash, bank draft or cheque;

          (c)      each party will at the Closing and from time to time thereafter execute and deliver such documents, instruments, and further assurances (including without limitation an assignment by MabCure to NewCo of all right, title and interest in, to and associated with the Purchased Assets) and take such action as the other party may reasonably require in order to give effect to such transaction;

          (d)      any applicable sales and transfer taxes and registration and transfer fees will be borne by MabCure;

          (e)      time will be of the essence; and

          (f)      from and after the Closing, the parties will continue to be bound by the provisions hereof relating to such purchase and sale transaction, but subject thereto and to Section 13.4, will cease to have any rights, benefits, liabilities or obligations under this Agreement and this Agreement shall terminate and be of no further force or effect.

          11.3      NewCo’s Duty to Indemnify. Subject to Section 11.1, NewCo shall defend any Claim against MabCure: (i) arising from or incidental to any product liability claim relating to the Licensed Products or products based on or embodying the Licensed Products; and/or (ii) alleging that the Licensed Products or products based on or embodying the Licensed Products infringe any patent, copyright, or trademark or misappropriate a trade secret of a third party; but only to the extent that such infringement Claim arises either from the infringement by NewCo’s contribution to the Licensed Products, or from NewCo’s alteration or modification of the Licensed Products, or from NewCo’s combination of the Licensed Products with any other products, services, or materials, if the Licensed Products would not be infringing without such contribution, alteration, modification, or combination. NewCo will indemnify MabCure (and its directors, employees and agents) against all Damages awarded against MabCure or agreed to in a written settlement agreement signed by NewCo arising out of such Claim.

          11.4      General Indemnity. Each party shall defend and indemnify the other party and its employees, officers, directors and agents against all Damages for Claims (a) for bodily injury, death, or damage to real property or tangible physical equipment, proximately caused by the indemnifying party in the course of performing this Agreement, or (b) arising out of the indemnifying party’s gross negligence or willful misconduct.

          11.5      Conditions to Indemnification. The obligations set forth in this Section shall apply only if (i) the indemnified party promptly notifies the indemnifying party in writing of a Claim; (ii) the indemnified party provides the indemnifying party with reasonable assistance requested by the indemnifying party, at the indemnifying party’s expense, for the defense and settlement, if applicable, of any Claim; and (iii) the indemnified party provides the indemnifying party with the exclusive right to control and the authority to settle any Claim.

          11.6      Sole and Exclusive Remedies. THE RIGHTS AND OBLIGATIONS IN THIS SECTION 11 ARE THE INDEMNIFYING PARTY’S SOLE AND EXCLUSIVE OBLIGATIONS, AND THE INDEMNIFIED PARTY’S SOLE AND EXCLUSIVE REMEDIES, WITH RESPECT TO A VIOLATION OR INFRINGEMENT OF PATENTS, COPYRIGHTS, OR THE PROPRIETARY RIGHTS OF THIRD PARTIES.

12.      Limitation of Liability

          12.1      IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT, SPECIAL, OR PUNITIVE DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION OR OTHER PECUNIARY LOSS) REGARDLESS OF WHETHER SUCH LIABILITY IS BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, BREACH OF WARRANTIES, FAILURE OF ESSENTIAL PURPOSE OR OTHERWISE AND EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

          12.2      Except with regard to a breach of confidentiality, infringement of intellectual property rights, violation of the License, or a party’s indemnification obligations pursuant to Section 11 above, either party’s total liability to the other party under this Agreement shall be limited to the payments paid or payable by NewCo to MabCure during the twelve-month period preceding the interposition of the claim.

13.      Term and Termination

          13.1      Term. This Agreement shall be effective as of the Effective Date, and shall continue in effect until terminated as provided herein, or as otherwise mutually agreed by the parties, in writing.

          13.2      Termination. Notwithstanding anything to the contrary, a party may terminate this Agreement upon the occurrence of any of the following events, and such party shall not be liable to the other party for the proper exercise of such right:

                    (a)      The other party materially breaches this Agreement and continues in such breach for thirty (30) days after the non-breaching party has given written notice thereof to the breaching party; or

                     (b)      For a period of ninety (90) consecutive days, the other party is declared to be insolvent or is the subject of bankruptcy or liquidation proceedings, whether compulsory or voluntary, or has a receiver, judicial administrator or similar officer appointed over all or any material part of its assets, or any security holder or encumbrance lawfully takes possession of any property of or in possession of the other party, or if the other party ceases to carry on its business.

          13.3      Termination by MabCure. Notwithstanding anything to the contrary, MabCure may terminate this Agreement in the event NewCo does not raise the Initial Financing (i.e. US$1,000,000) within twelve (12) months from the Effective Date. For the avoidance of any doubt, the Initial Financing does not include any financing raised to pay the License Fee.

          13.4      Effect of Termination. Upon termination or expiration of this Agreement, all rights and licenses, (including the License granted to NewCo hereunder) shall terminate; provided, however, that NewCo may continue to sell, for use in the Licensed Field, any Licensed Products in its possession at the time of such termination (but may not commence the development or production of any Licensed Products), provided that NewCo makes payment to MabCure with respect to such Licensed Products and submits the royalty reports on such Licensed Products, as otherwise required by this Agreement. Termination of this Agreement shall not exempt NewCo from its obligation to pay any and all accrued royalties and fees (if any) due to MabCure hereunder. Notwithstanding anything else contained herein, the provisions of Sections 4.5, 8, 10, 11, 12, 15, and 16 shall continue in force after termination of the Agreement.

          13.5      Termination upon Becoming a Public Reporting Company. Notwithstanding anything else to the contrary (though subject to the following sentence) the rights, duties and obligations under Article 5 of this Agreement will terminate immediately prior to the earlier of (a) the completion of NewCo’s initial public offering of common stock or other securities pursuant to a registration statement or prospectus filed under the Securities Act of 1933 or other applicable securities laws and (b) the completion of a reverse takeover or merger transaction by which NewCo becomes a public reporting company in the United States or elsewhere (collectively, a “Public Event”). Notwithstanding the foregoing, the rights, duties and obligations of the parties under Sections 5.2 and 5.3 of this Agreement will continue until the Initial Financing has been raised.

          13.6      Termination upon Acquisition or Asset Transfer. Notwithstanding anything else to the contrary (though subject to the following paragraph), the rights, duties and obligations under Article 5 of this Agreement will terminate immediately prior to the earlier of the completion of an Acquisition or Asset Transfer, each as defined in this section. “Acquisition” for the purpose of this section means (i) any consolidation or merger of Newco with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of NewCo immediately prior to such consolidation, merger or reorganization, continue to hold at least a majority of the voting power of the surviving entity in substantially the same proportions (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; or (ii) any transaction or series of related transactions to which NewCo is a party in which in excess of 50% of NewCo’s voting power is transferred; provided that, an Acquisition will not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by NewCo or any successor or indebtedness of NewCo is cancelled or converted or a combination thereof; and “Asset Transfer” for the purpose of this section means a sale, lease, exclusive license or other disposition of all or substantially all of the assets of NewCo. Notwithstanding the foregoing, the rights, duties and obligations of the parties under Sections 5.2 and 5.3 of this Agreement will continue until the Initial Financing has been raised.

14.      Relationship of the parties

          Each party is an independent contractor of the other under this Agreement, and nothing in this Agreement shall be construed to create a joint venture or general partnership between the parties, or to authorize either party to act as the general agent for the other party, or to permit either party to bid for or to undertake any contract for the other party.

15.      Governing Law and Dispute Resolution

          This Agreement shall be governed by the laws of the State of New York, without reference to its choice of law rules, and the courts of New York, NY shall have exclusive jurisdiction over any claim arising hereunder. This Agreement shall not be governed by the United Nations Convention on Contracts for the International Sale of Goods.

16.      Miscellaneous Provisions.

          16.1      Entire Agreement. The terms and conditions of this Agreement comprise the entire understanding between the parties in connection with the subject matter hereof, and shall prevail over any oral or written understanding, commitment, representation, or undertaking entered into prior to the signing of this Agreement.

          16.2      Alteration. No alteration, amendment, or modification to any of the provisions of this Agreement shall be valid unless made in writing and signed by all the parties.

          16.3      No Waiver. The failure of any party hereto to enforce at any time or for any period any provision of this Agreement shall not be construed as a waiver of such right or provision and such party shall be entitled to enforce such right or provision at any time as it shall see fit.

          16.4      Severability. If any provision of this Agreement is determined to be illegal, invalid, or otherwise unenforceable by a court of competent jurisdiction then, within the jurisdiction in which such provision is held to be unenforceable, such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision.

         16.5      Assignment. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns. Neither party may assign, transfer, or delegate its rights or obligations under this Agreement, or any part thereof, without the prior written approval of the other party, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, each party shall have the right to assign or transfer this Agreement without consent (but with prior written notice) to an entity into which such party is merged, or otherwise pursuant to any other corporate restructuring or reorganization exercise.

          16.6      Force Majeure. Except for the obligation to make payments, nonperformance of either party shall be excused to the extent the performance is rendered impossible by strike, fire, flood, war, act of terror, governmental acts or orders or restrictions, or any other reason where failure to perform is beyond the reasonable control of, and is not caused by, the negligence of the non-performing party.

          16.7      Counterparts. This Agreement may be executed any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement:

MabCure Inc.	Biotech Investment Corp.

_______________________________________	_______________________________________
Name: __________________________________	Name: __________________________________
Title: __________________________________	Title: __________________________________
Date: __________________________________	Date: __________________________________

List of Exhibits:

Annex A:	MabCure Hybridomas producing anti-PROSCA Mabs
Annex B:	Pre-Emptive Right Provisions
Annex C:	MabCure Representation Letter

Annex A:      MabCure Hybridomas producing anti-PROSCA Mabs

The following ten (10) anti-PROSCA clones have been selected by MabCure:

3D1, 4C1, 7C5, 7D4, 7D7, 8D2, 8E5, 10B1, 13A4, 16A2

Annex B– Pre-Emptive Right Provisions

1.        General.      During the term of this Agreement, so long as MabCure holds at least 5% of the outstanding share capital of NewCo, MabCure shall be entitled to a pre-emptive right to purchase its Pro Rata Share in NewCo with respect to future issuances by NewCo of any new New Securities (as defined below) provided, however, MabCure shall have no right to purchase any such New Securities if MabCure cannot demonstrate to NewCo’s reasonable satisfaction that, prior to the proposed issuance of such New Securities, (i) it is an “accredited investor” as such term is defined in Regulation D under the Securities Act of 1933, (ii) there is an exemption from the registration and prospectus requirements of applicable securities laws for the issuance of such New Securities, and (ii) MabCure agreed to comply with certain re-sale restrictions under applicable securities laws. MabCure’s “Pro Rata Share” for purposes of this pre-emptive right is the ratio of (a) the number of shares of NewCo’s common stock owned by MabCure, to (b) a number of shares of common stock of NewCo equal to the sum of the total number of shares of common stock of NewCo then outstanding.

2.        New Securities.      “New Securities” means any common stock or preferred stock of NewCo, whether now authorized or not, and rights, options or warrants to purchase such common stock or preferred stock, and securities of any type whatsoever that are, or may become, convertible or exchangeable into such common stock or preferred stock; provided, however, that the term “New Securities” does not include: (a) shares of common stock or preferred stock of NewCo issuable upon exercise of any options, warrants or rights to purchase any securities of NewCo outstanding as of the date of this Agreement and any securities issuable upon the conversion thereof; (b) shares of common stock or preferred stock of NewCo issued in connection with any stock split or stock dividend or recapitalization; (c) shares of common stock of NewCo (or options, warrants or rights therefor) granted or issued hereafter to employees, officers, directors, contractors, consultants or advisers to, NewCo or any subsidiary of NewCo pursuant to incentive agreements, stock purchase or stock option plans, stock bonuses or awards, warrants, contracts or other arrangements that are approved by NewCo’s board of directors (the “Board”); (d) shares of common stock of NewCo issued pursuant to this Agreement or the Initial Financing; and (e) shares of common stock of NewCo issued or issuable by NewCo to the public pursuant to a registration statement or prospectus filed under applicable securities laws.

3.        Procedures.      In the event that NewCo proposes to undertake an issuance of New Securities, so long as MabCure holds at least 5% of the outstanding share capital of NewCo, NewCo shall give to MabCure a written notice of its intention to issue New Securities (the “Notice”), describing the type of New Securities and the price and the general terms upon which NewCo proposes to issue such New Securities. MabCure shall have thirty (30) days from the date of such Notice, to agree in writing to purchase its Pro Rata Share of such New Securities for the price and upon the general terms specified in the Notice by giving written notice to NewCo and stating therein the quantity of New Securities to be purchased (not to exceed such its Pro Rata Share).

4.        Failure to Exercise.      In the event that MabCure fails to exercise in full the preemptive right described herein within such thirty (30) day period, then NewCo shall have one hundred twenty (120) days thereafter to sell the New Securities with respect to which MabCure’s pre-emptive rights hereunder were not exercised, at a price and upon general terms not materially more favorable to the purchasers thereof than specified in NewCo’s Notice. In the event that NewCo has not issued and sold the New Securities within such one hundred twenty (120) day period, then NewCo shall not thereafter issue or sell any New Securities without again first offering such New Securities to MabCure pursuant to this Annex.

ANNEX C - MABCURE REPRESENTATION LETTER

All capitalized terms under in this Annex C but not otherwise defined have the meanings ascribed thereto in the Agreement.

Representation Letter of MabCure Inc.

In connection with the issuance of shares of common stock (the “NewCo Shares”) of Biotech Investment Corp. (“NewCo”) to MabCure Inc. (“MabCure”) pursuant to that certain license agreement dated as of _______________________(the “Agreement”) between NewCo and MabCure as set out in the Agreement, MabCure hereby agrees, acknowledges, represents and warrants that:

1.        MabCure satisfies and will satisfy at the time of the issuance of the NewCo Shares one or more of the categories of “Accredited Investor”, as defined by Regulation D promulgated under the Securities Act of 1933 (the “Securities Act”), as indicated below:

[ ]	(1)

a natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of acquisition of the NewCo Shares exceeds $1,000,000, excluding the value of the primary residence of such natural person, calculated by subtracting from the estimated fair market value of the property the amount of debt secured by the property, up to the estimated fair market value of the property;

[ ]	(2)

a natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

[ ]	(3)

an organization described in Section 501(c)(3) of the United States Internal Revenue Code, a corporation, a Massachusetts or similar business trust or partnership, not formed for the specific purpose of acquiring the NewCo Shares, with total assets in excess of $5,000,000;

[ ]	(4)

a “bank” as defined under Section 3(a)(2) of the Securities Act or savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act acting in its individual or fiduciary capacity; a broker dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934; an insurance company as defined in Section 2(13) of the Securities Act; an investment company registered under the Investment Company Act of 1940 (United States) or a business development company as defined in Section 2(a)(48) of such Act; a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958 (United States); a plan with total assets in excess of $5,000,000 established and maintained by a state, a political subdivision thereof, or an agency or instrumentality of a state or a political subdivision thereof, for the benefit of its employees; an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 (United States) whose investment decisions are made by a plan fiduciary, as defined in Section 3(21) of such act, which is either a bank, savings and loan association, insurance company or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000, or, if a self-directed plan, whose investment decisions are made solely by persons that are accredited investors;

[ ]	(5)	a private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940 (United States);

[ ]	(6)	a director or executive officer of NewCo;

[ ]	(7)

a trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the NewCo Shares, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) under the Securities Act; or

[ ]	(8)	an entity in which all of the equity owners satisfy the requirements of one or more of the foregoing categories;

Note that if MabCure is claiming to satisfy one of the above categories of Accredited Investor, MabCure may be required to supply NewCo with a balance sheet, prior years’ federal income tax returns or other appropriate documentation to verify and substantiate MabCure’s status as an Accredited Investor.

2.        none of the NewCo Shares have been or will be registered under the Securities Act, or under any state securities or “blue sky” laws of any state of the United States, and may not be offered or sold in the United States or, directly or indirectly, to U.S. Persons (“U.S. Persons”), as that term is defined in Regulation S under the Securities Act (“Regulation S”), except in accordance with the provisions of Regulation S or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and in compliance with any applicable state and foreign securities laws;

3.        MabCure understands and agrees that offers and sales of any of the NewCo Shares will be made only in compliance with the registration provisions of the Securities Act or an exemption therefrom and in each case only in accordance with applicable state and foreign securities laws;

4.        MabCure understands and agrees not to engage in any hedging transactions involving any of the NewCo Shares unless such transactions are in compliance with the provisions of the Securities Act and in each case only in accordance with applicable state and foreign securities laws;

5.        MabCure is acquiring the NewCo Shares as principal for its own account, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof, in whole or in part, and, in particular, it has no intention to distribute either directly or indirectly any of the NewCo Shares in the United States or to U.S. Persons, and no other person or entity has a direct or indirect beneficial interest in the NewCo Shares;

6.        NewCo has not undertaken, and will have no obligation, to register any of the NewCo Shares under the Securities Act;

7.        NewCo is entitled to rely on the acknowledgements, agreements, representations and warranties and the statements and answers of MabCure contained in the Agreement and this Representation Letter, and MabCure will hold harmless NewCo from any loss or damage either one may suffer as a result of any such acknowledgements, agreements, representations, warranties, statements and/or answers made by MabCure not being true and correct;

8.        MabCure has been advised to consult its own respective legal, tax and other advisors with respect to the merits and risks of an investment in the NewCo Shares and, with respect to applicable resale restrictions, is solely responsible (and NewCo is not in any way responsible) for compliance with applicable resale restrictions;

9.        MabCure and MabCure’s advisor(s) have had a reasonable opportunity to ask questions and receive answers concerning the terms and conditions of the Agreement, and they have had access to such information concerning NewCo as it has considered necessary or appropriate in connection with MabCure’s investment decision to acquire the NewCo Shares;

10.      the books and records of NewCo were available upon reasonable notice for inspection, subject to certain confidentiality restrictions, by MabCure during reasonable business hours at its principal place of business and that all documents, records and books in connection with the acquisition of the NewCo Shares under the Agreement have been made available for inspection by MabCure, MabCure’s attorney and/or advisor(s);

11.      MabCure (i) is able to fend for itself in connection with the acquisition of the NewCo Shares; (ii) has such knowledge and experience in business matters as to be capable of evaluating the merits and risks of its prospective investment in the NewCo Shares; and (iii) has the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment;

12.      no person has made to MabCure any written or oral representations:

(a)	that any person will resell or repurchase any of the NewCo Shares;

(b)	that any person will refund the purchase price of any of the NewCo Shares;

(c)	as to the future price or value of any of the NewCo Shares; or

(d)

that any of the NewCo Shares are or will be listed and posted for trading on any stock exchange or automated dealer quotation system or that application has been made to list and post any of the NewCo Shares on any stock exchange or automated dealer quotation system;

13.      MabCure is not aware of any advertisement of any of the NewCo Shares and is not acquiring the NewCo Shares as a result of any form of general solicitation or general advertising, including, without limitation, advertisements, articles, notices or other communications published in any newspaper, magazine or similar media, or broadcast over radio or television, or made available on the internet, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising;

14.      neither the Securities and Exchange Commission nor any other securities commission or similar regulatory authority has reviewed or passed on the merits of the NewCo Shares;

15.      MabCure acknowledges and agrees that NewCo will refuse to register any transfer of NewCo Shares not made in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration under the Securities Act;

16.      MabCure is incorporated in the State of Nevada and its principal executive offices and principal place of business are in the State of New York;

17.      no person or entity has or will have any agreement or option or any right capable at any time of becoming an agreement to purchase or otherwise acquire the NewCo Shares or require MabCure to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of the NewCo Shares other than under the Agreement;

18.      upon the issuance thereof, and until such time as the same is no longer required under applicable requirements of the Securities Act or applicable U.S. state laws and regulations, the certificates representing the NewCo Shares, and all securities issued in exchange therefor or in substitution thereof, or pursuant to the exercise of rights thereunder, will bear a legend in substantially the following form:

“NONE OF THE SECURITIES REPRESENTED HEREBY HAVE BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES (AS DEFINED HEREIN) OR TO U.S. PERSONS EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE SECURITIES ACT, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. “UNITED STATES” AND “U.S. PERSON” ARE AS DEFINED BY REGULATION S UNDER THE SECURITIES ACT.”;

19.      there may be material tax consequences to MabCure of an acquisition or disposition of any of the NewCo Shares; NewCo gives no opinion and makes no representation with respect to the tax status of NewCo or the consequences to MabCure under United States, state, local or foreign tax law of MabCure’s acquisition or disposition of the NewCo Shares;

20.      the acknowledgement, agreements, representations, warranties, statements, answers, and covenants contained in this Representation Letter are made by MabCure with the intent that they may be relied upon by NewCo in determining the eligibility of MabCure to acquire NewCo Shares. MabCure agrees that by accepting any NewCo Shares it will be representing and warranting that the representations and warranties above are true as at the time of the issuance of the NewCo Shares to MabCure contemplated by the Agreement with the same force and effect as if they had been made by it at the time of such issuance, and that they will survive the acquisition by it of the NewCo Shares and will continue in full force and effect notwithstanding any subsequent disposition by it of such securities.

MabCure undertakes to notify NewCo immediately of any change in any representation, warranty or other information relating to MabCure which takes place prior to the issuance of the NewCo Shares to MabCure.

IN WITNESS WHEREOF, MabCure Inc. have executed this Representation Letter as of _____________________, 2011

If a Corporation, Partnership or Other Entity:	If an Individual:
MabCure Inc.
Print or Type Name of Entity	Signature

Signature of Authorized Signatory	Print or Type Name
Corporation
Type of Entity	Social Security/Tax I.D. Number